Exhibit 10.25

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release is made and entered into by and between CYTORI THERAPEUTICS, INC. (Company) and JOHN K. FRASER.

WHEREAS, JOHN K. FRASER has been employed by CYTORI THERAPEUTICS, INC. in the one of the following capacities since November 14, 2002: Vice-President of Stem Cell Banking and Technology; Vice President of Research and Technology - Biologics and Vice President of Research and Technology - Regenerative Cell Technology;

WHEREAS, for sound business reasons and in the best interests of JOHN K. FRASER and the Company, the Company and JOHN K. FRASER have agreed to end JOHN K. FRASER’s employment with the Company effective 7-15-05;

WHEREAS, JOHN K. FRASER and the Company do not anticipate that there will be any disputes between them or legal claims arising out of JOHN K. FRASER’s Separation from the Company, the parties nevertheless desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might otherwise arise out of JOHN K. FRASER’s employment with the Company relative to the termination of his employment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1.                                       Separation from Employment Relationship. The employment relationship shall terminate and cease as of July 15, 2005 (Separation Date).

2.                                       Consideration. In consideration of this Separation Agreement and General Release, Company agrees as follows: (i) to pay JOHN K.  FRASER’s COBRA premiums for himself, his wife and children for continued coverage under Company’s group health plan for a period of six months, and (ii) the Company shall accelerate and vest 21,349 of JOHN K. FRASER’s unvested stock options as of the Effective Date, and shall extend the exercise term for such accelerated options, and for 80,855 of JOHN K. FRASER’s previously vested shares (for a total of 102,204 stock options) for a period of two years from the Effective Date of this Agreement; after which all such rights shall immediately terminate.

3.                                       Confidentiality. The parties understand and agree that this Agreement, and the matters discussed in negotiating its terms, are entirely confidential. It is therefore expressly understood and agreed that JOHN

K. FRASER will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except as may be required by law and except to Employee’s immediate family members and professional representatives, who shall be informed of and bound by this confidentiality clause. It is also agreed and understood that Company may make any disclosure of the terms of the agreement as may be required by law.

4.                                       Release of Claims. JOHN K. FRASER, for himself and his heirs, successors and assigns, does hereby agree to waive, release, acquit and forever discharge Company, and Company’s parents, subsidiaries, affiliates, and related entities or companies, and all past and present officers, directors, shareholders, employees, agents, partners, attorneys, heirs, successors, and assigns, (hereinafter “Released Parties”) from any and all claims, actions, charges, complaints and causes of action (hereinafter collectively referred to as “claims”), of whatever nature, whether known or unknown, which exist or may exist on JOHN K. FRASER’s behalf against Released Parties as of the date of this Agreement, including but not limited to any and all tort claims, contract claims, wage claims, commission claims, bonus claims, overtime claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance relating to employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the  Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the California Labor Code, and the California Fair Employment and Housing Act covering discrimination in employment, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, military status, family care leave, pregnancy, sex, sexual orientation, age, and harassment or retaliation.

5.                                       Waiver of Rights Under Section 1542. It is further understood and agreed that JOHN K. FRASER hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by his must have materially affected his settlement with the debtor.”

In connection with such waiver and relinquishment, JOHN K. FRASER acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the matters released herein, and he expressly agrees to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on his behalf against the Released Parties at the time of execution of this Agreement, including, but not limited to, any and all claims relating to or arising from his employment with Company or the termination of that employment.

6.                                       Continuing Obligations Regarding Confidential or Proprietary Information. JOHN K. FRASER agrees to abide by all the surviving provisions of the Employment, Confidentiality, and Assignment Agreement which he executed on November 13, 2002, including but not limited to, promises to protect all confidential and proprietary information of Company.

7.                                       Release Of Age Discrimination Claims. JOHN K. FRASER agrees to the release of all known and unknown claims, including expressly the waiver of any rights or claims arising out of the Federal Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. § 621, et seq., and in connection with such waiver:

a.                                       JOHN K. FRASER is hereby advised to consult with an attorney prior to signing this Agreement.

b.                                      JOHN K. FRASER shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. JOHN K. FRASER may at his option execute this Agreement at any time during the 21-day period.

c.                                       JOHN K. FRASER may revoke this Agreement at any time during the first seven (7) days following his execution of this Agreement, and this Agreement shall not be effective or enforceable until the seven-day period has expired.

8.                                       Employer Property And Trade Secrets. JOHN K. FRASER will return to Company any and all of its property and documents which he may have in his possession. Including but not limited to the following:

•                  Cameras, video equipment etc.

•                  Company Files and Information

JOHN K. FRASER further agrees never to disclose to any person or entity any confidential or proprietary information of or about Company, except upon the express authorization and consent of Company.

9.                                       COBRA. JOHN K. FRASER hereby acknowledges that Company has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) he has a right to elect continued coverage under Company’s group health plan, at his own expense, for a period of thirty six months from the date of his termination.

10.                                 Non-Disparagement. Company and JOHN K. FRASER agree that JOHN K. FRASER will not at any time defame, disparage or impugn the reputation of Company or any employees of Company in any future communications with any third-party or entity. “Disparage,” as used in this Agreement, means to make any statement, written or oral, that casts another party in a negative light of any kind, or implies or attributes any negative quality to another party.

11.                                 Liquidated Damages For Breach Of Non-Disparagement. In the event JOHN K. FRASER breaches any component of the Non-Disparagement clause contained in the above Section 10 at any time, JOHN K. FRASER acknowledges and agrees that it would be impractical or extremely difficult to ascertain the amount of actual damages to Company. For this reason, JOHN K. FRASER agrees that any violation of the Non-Disparagement provision of this Agreement shall result in the imposition of liquidated damages, and not as a penalty, in the amount of Seven-Thousand Dollars ($7,000.00), per each occurrence, to be paid by JOHN K. FRASER to Company, which represents the reasonable compensation for the loss incurred because of the breach.

12.                                 Ownership of Claims. JOHN K. FRASER represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which he may have against Company.

13.                                 Successors and Assigns. It is further expressly understood and agreed by JOHN K. FRASER that this Agreement and all of its terms shall be binding upon each party’s respective representatives, heirs, executors, administrators, successors and assigns.

14.                                 No Admission Of Wrongdoing. This Agreement shall not in any way be construed as an admission by the released parties of any acts of wrongdoing whatsoever against JOHN K. FRASER or any other person.

15.                                 Entire Agreement. This Agreement and Release sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

16.                                 Venue. Any proceeding brought to enforce this agreement shall be brought in San Diego Co., CA.

17.                                 Construction. If any provision herein shall be deemed void, invalid, unenforceable, or otherwise stricken, in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable. The parties hereby agree to substitute a valid provision that will most closely approximate the economic/legal effect and intent of the invalid provision. The parties agree to execute any additional documents that may reasonably be necessary to effectuate the purposes of this agreement.

I HAVE READ AND CAREFULLY CONSIDERED THIS SEPARATION AGREEMENT AND GENERAL RELEASE, AND HAVE HAD A REASONABLE PERIOD OF TIME TO CONSIDER THIS AGREEMENT PRIOR TO SIGNING. COMPANY HAS INDICATED THAT I AM FREE TO DISCUSS THIS AGREEMENT WITH MY FAMILY AND HAVE IT REVIEWED BY MY ATTORNEY PRIOR TO SIGNING IF I SO DESIRE. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY.

Signed:	/s/ John K. Fraser	Date:	7/15/05
JOHN K. FRASER

CYTORI THERAPEUTICS, INC.

Signed:	/s/ Christopher Calhoun	Date:	7/27/05
CHRISTOPHER CALHOUN
CEO